Exhibit 99.1

James River Announces Early Cancellation of Insurance Policies Issued to its Largest Customer, Schedules Third Quarter 2019 Earnings Release and Conference Call

Pembroke, Bermuda, October 8, 2019 -- James River Group Holdings, Ltd. (the "Company") (NASDAQ: “JRVR”) today announced that it delivered a notice of early cancellation, effective December 31, 2019, of all insurance policies issued to its largest customer, Rasier LLC and its affiliates. All insurance policies related to this customer are included in the Company’s commercial auto line of business within its Excess and Surplus Lines segment, and a majority of the insurance policies were due to expire on February 29, 2020.

“This account has not met our expectations for profitability, and we think it best to terminate the underwriting relationship as of year end”, said J. Adam Abram, Chairman and Chief Executive Officer of James River.

Additionally, the Company announced two key items that will impact its third quarter 2019 results:

•	Pre-tax, adverse development of between $55 and $60 million, net of reinsurance recoveries and reinstatement premiums. These losses are primarily related to its commercial auto line of business within its Excess and Surplus Lines segment, for the 2016 and 2017 underwriting years. The remainder of these losses, less than $10 million, relate to prior underwriting years in its Casualty Reinsurance segment.
•	Growth of 72% in its Core (Non-Commercial Auto) Excess and Surplus Lines Gross Written Premium versus the prior year quarter.

Earnings Call Scheduled for November 7, 2019

The Company announced that will release its earnings for the quarter ended September 30, 2019 after the market closes on Wednesday, November 6, 2019. The Company will also host a conference call to discuss its results with analysts and investors on Thursday, November 7, 2019 beginning at 8:00am (Eastern Time).

Investors may access the conference call by dialing (877) 930-8055 , conference ID# 9952518 , or via the internet by visiting www.jrgh.net and clicking on the "Investor Relations" link. Please access the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 11:00 am (Eastern Time) on December 7, 2019 and can be accessed by dialing (855) 859-2056 or by visiting the company website.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain such relationships; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or an insured group of companies with whom we have an indemnification arrangement failing to perform their reimbursement obligations; changes in laws or government regulation, including tax or insurance law and regulations; the ongoing effect of Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended; and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on February 27, 2019. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

About James River Group Holdings, Ltd.

James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company.

Visit James River Group Holdings, Ltd. on the web at www.jrgh.net.

For more information contact:

Kevin Copeland

SVP Finance & Chief Investment Officer

InvestorRelations@jrgh.net

441-278-4573